EXHIBIT 10.2

FOURTH AMENDMENT OF LEASE AGREEMENT

THIS FOURTH AMENDMENT OF LEASE (“Fourth Amendment”) is made on, 2006, between NM Owner LLC, a Delaware limited liability company (“Landlord”), whose address is One Independent Drive, #1850, Jacksonville, Florida 32202-5019 and Matria Healthcare, Inc. a Delaware corporation (“Tenant”), whose address is 2161 Newmarket Parkway, Suite 233, Marietta, Georgia 30067.

RECITALS

This Fourth Amendment is based upon the following recitals:

A.           Trizec Realty, Inc. (“Trizec”) and Tenant entered into a Lease dated September 4, 2002 (“Lease”), for the premises known as Suite 233 containing 46,611 rentable square feet (“Premises”), in the building located at 2161 Newmarket Parkway (“Building”), Marietta, Georgia 30067.

B.           Trizec and Tenant amended the Lease by First Amendment of Lease dated May 9, 2003 to expand the premises by 9,877 rentable square feet (“First Expansion Space”); and Second Amendment of Lease dated February 3, 2004 to further expand the Premises by 2,383 rentable square feet (“Second Expansion Space”); and Third Amendment of Lease dated March 30, 2004 to again expand the Premises by 12,992 rentable square feet (“Third Expansion Space”) [Lease and Amendments collectively “Lease as amended”].

C.           Landlord is the successor to Trizec as Landlord under the Lease.

D.           Landlord and Tenant desire to amend the Lease to further expand the Premises and otherwise amend the Lease accordingly.

THEREFORE, in consideration of the mutual covenants and agreements stated in the Lease and below, and for other sufficient consideration received and acknowledged by each party, Landlord and Tenant agree to amend the Lease as follows:

1.           RECITALS; CAPITALIZED TERMS.  All Recitals are fully incorporated.  Except for those terms expressly defined in this Fourth Amendment, all initially capitalized terms will have the meanings ascribed to them in the Lease.

2.           ADDRESS – NOTICES

(A)           Landlord’s General Address and address for notices as set forth in Section 1.1(k) of the Lease shall be deleted and the following inserted in lieu thereof:

NM Owner LLC
c/o Eola Capital LLC
One Independent Drive, #1850
Jacksonville, Florida 32202-5019

with a copy to:

NM Owner LLC
c/o Eola Capital LLC
1979 Lakeside Parkway, Suite 330
Tucker, Georgia 30084
Attn:  Regional Vice President

(B)           Landlord’s Billing Address as set forth in Section 1.1(l) of the Lease shall be deleted and the following inserted in lieu thereof:

NM Owner LLC
c/o Eola Capital LLC
One Independent Drive, #1850
Jacksonville, Florida 32202-5019

3.           PREMISES EXPANSION.  Effective as of the “Fourth Expansion Space Commencement Date” defined below, the Premises shall be expanded to include that area known as Suite 162 containing 4,463 rentable square feet in the Building as shown on Exhibit A attached hereto and by this reference made a part hereof (“Fourth Expansion Space”).  Therefore the Premises shall encompass a total of 76,326 rentable square feet.

4.           FOURTH EXPANSION SPACE LEASE TERM.  The Lease Term as it pertains to the Fourth Expansion Space shall commence January 1, 2007 (“Fourth Expansion Space Commencement Date”), and shall expire on April 30, 2011.

5.           BASE RENT and ADDITIONAL RENT.  Effective during the Fourth Expansion Space Lease Term, Base Rent and Additional Rent for the Fourth Expansion Space shall be increased as follows:

(A)           The Base Rent due for the Fourth Expansion Space shall be payable in equal monthly installments on the first day of each month as follows:

Lease Period	Annual Base Rent Per Rentable Square Foot	Annual Base Rent	Monthly Base Rent

01/01/07-03/31/07	$11.00	0	0
04/01/07-12/31/07	$11.00	$49,092.96	$4.091.08
01/01/08-12/31/08	$11.33	$50,565.72	$4,213.81
01/01/09-12/31/09	$11.67	$52,082.64	$4,430.22
01/01/10-12/31/10	$12.02	$53,645.16	$4,470.43
01/01/11-14/30/11	$12.38	$55,254.48	$4,604.54

(B)           Tenant shall continue to pay as Additional Rent its pro-rata share (“as modified below, effective as of the Fourth Expansion Space Commencement Date”) of Tax and Insurance Escalation expenses as described in Section 4.2 of the Lease as amended, to the extent such share exceeds such expenses for the calendar year ending December 31, 2004.

(C)           Common Area Maintenance Expense for the Fourth Expansion Space shall be payable by Tenant at the rate of $1.10 per square foot of Premises per year and shall be payable in equal monthly payments along with Tenant’s Base Rent during the Fourth Expansion Space Lease Term, which amount shall be increased by 3% on a compounded basis annually.  Tenant also shall continue to pay for all its own utilities and services pursuant to Paragraph 7 of the Lease.

(D)           The “Tenants Share” shall be increased to 69.04% (.6904)

6.           DELIVERY OF AND IMPROVEMENTS TO THE PREMISES.  Landlord shall perform the “Landlord’s Work” described on the Work Letter attached hereto as Exhibit B to this Fourth Amendment and made a part hereof, all according to the terms and conditions of said Worker Letter.

7.           BROKERS.  Landlord and Tenant represent and warrant that no broker or agent negotiated or was instrumental in negotiating or consummating this Lease except Eola Capital LLC and The Eidson Group LLC (“Brokers”).  Neither party knows of any other real estate broker or agent who is or might be entitled to a commission or compensation in connection with this Lease.  Landlord will pay all fees, commissions or other compensation payable to the Brokers.  Pursuant to Georgia Real Estate Commission Regulation 520-1-06, Eola Capital LLC discloses the following concerning this lease transaction:  (1) Eola Capital LLC represents Landlord and not Tenant; (2) The Eidson Group LLC represents Tenant and not Landlord; and (3) both Eola Capital LLC and The Eidson Group LLC shall receive their compensation from the Landlord.  Tenant and Landlord will indemnify and hold each other harmless from all damages paid or incurred by the other resulting from any claims asserted against either party by brokers or agents claiming through the other party.  Landlord’s obligation under this Section will survive the expiration or early termination of the Term.

8.           CONFLICTING PROVISIONS.  If any provisions of this Fourth Amendment conflict with any of those in the Lease, then the provisions of this Fourth Amendment shall govern.

9.           REMAINING LEASE PROVISIONS.  Except as stated in this Fourth Amendment, all other viable and applicable provisions of the Lease shall remain unchanged and continue in full force and effect throughout the Lease Term.

10.           BINDING EFFECT.  Landlord and Tenant ratify and confirm the Lease and agree that this Fourth Amendment shall bind and inure to the benefit of the parties, and their respective successors, assigns and representatives as of the date first stated.

AFFIRMING THE ABOVE, the parties have executed this FOURTH AMENDMENT OF LEASE AGREEMENT on the date first stated.

WITNESSES                                                          LANDLORD:

ATL 2161 N LLC, a Delaware limited liability company

By:   ___________________________________

Name:  _________________________________

Its:  ____________________________________

TENANT:

Matria Healthcare, Inc., a Delaware corporation

By:  ___________________________________

Name:    ________________________________

Its:  ___________________________________

Exhibit “A”

Exhibit “B”
Work Letter

This Lease Addendum Number One (the “Work Letter”) sets forth the rights and obligations of Landlord and Tenant with respect to space planning, engineering, final workshop drawings, and the construction and installation of any improvements to the Premises to be completed before the Commencement Date ("Tenant Improvements").  This Work Letter contemplates that the performance of this work will proceed in four stages in accordance with the following schedule:  (i) preparation of a space plan; (ii) final design and engineering and preparation of final plans and working drawings; (iii) preparation by the Contractor (as hereinafter defined) of an estimate of the additional cost of the initial Tenant Improvements; (iv) submission and approval of plans by appropriate governmental authorities and construction and installation of the Tenant Improvements by the Commencement Date.

In consideration of the mutual covenants hereinafter contained, Landlord and Tenant do mutually agree to the following:

1.      Allowance.  Landlord agrees to provide an allowance of up to $10.04 per rentable square foot, ($44,808.52) to design, engineer, install, supply and otherwise to construct the Tenant Improvements in the Premises that will become a part of the Building (the "Allowance").  Tenant is fully responsible for the payment of all costs in connection with the Tenant Improvements in excess of the Allowance.

2.      Space Planning, Design and Working Drawings.  Tenant shall select architects, designers or planners and engineers (“Architect”), who will do the following at Tenant’s expense (which expense may be deducted from the Allowance):

a. Attend a reasonable number of meetings with Tenant and Landlord's agent to define Tenant’s requirements.  The Architect shall provide one complete space plan. Tenant shall approve such space plan, in writing, within ten (10) days after receipt of the space plan.

b. Complete construction drawings for Tenant's partition layout, reflected ceiling grid, telephone and electrical outlets, keying, and finish schedule.

c. Complete building standard mechanical plans where necessary (for installation of air conditioning system and duct work, and heating and electrical facilities) for the work to be done in the Premises.

d. All plans and working drawings for the construction and completion of the Premises (the “Plans”) shall be subject to Landlord's prior written approval.  Any changes or modifications Tenant desires to make to the Plans shall also be subject to Landlord's prior approval.  Landlord agrees that it will not unreasonably withhold its approval of the Plans, or of any changes or modifications thereof; provided, however, Landlord shall have sole and absolute discretion to approve or disapprove any improvements that will be visible to the exterior of the Premises, or which may affect the structural integrity of the Building.  Any approval of the Plans by Landlord shall not constitute approval of any Excused Delays caused by Tenant and shall not be deemed a waiver of any rights or remedies that may arise as a result of such Excused Delays.  Landlord may condition its approval of the Plans if:  (i) the Plans require design elements or materials that would cause Landlord to deliver the Premises to Tenant after the scheduled Commencement Date, or (ii) the estimated cost for any improvements under the Plan is more than the Allowance.

3.      Tenant Plan Delivery Date.

a.      Tenant acknowledges that the Architect, designer, or Planner is acting on behalf of the Tenant and that Tenant (not Landlord) is responsible for the timely completion of the Plans.

b.      Tenant covenants and agrees to deliver to Landlord the final Plans for the Tenant Improvements in order to allow Landlord to review such Plans, and discuss with Tenant any changes therein which Landlord believes to be necessary or desirable, to enable the Contractor to prepare an estimate of the cost of the Tenant Improvements, to obtain required permits, and to substantially complete the Tenant Improvements.

4.      Work and Materials at Tenant's Expense.  Tenant and Landlord shall mutually select a licensed general contractor or contractors (the “Contractor”) to construct and install the Tenant Improvements in accordance with the Plans (the “Work”) at Tenant’s expense (which expense may be deducted from the Allowance). Landlord shall coordinate and facilitate all communications between Tenant and the Contractor.

a. Prior to commencing Work, Landlord shall submit to Tenant in writing the cost of the Work, which shall include (i) the Contractor’s cost for completing the Work (including the Contractor's general conditions, overhead and profit) and (ii) a construction supervision fee of five percent (5%) to be paid to Landlord manage and oversee the work to be done on Tenant's behalf.  Tenant shall have five (5) business days to review and approve the cost of the Work.  Landlord shall not authorize the Contractor to proceed with the work until the cost is mutually agreed upon and approved in writing and delivered to Landlord.

b. Any changes in the approved cost of the Work shall be by written change order signed by the Tenant.  Tenant agrees to process change orders in a timely fashion.  Tenant acknowledges that the following items may result in change orders:

i. Municipal or other governmental inspectors require changes to the Premises such as additional exit lights, fire damper or whatever other changes they may require.  In such event, Landlord will notify the Tenant of the required changes, but the cost of such changes and any delay associated with such changes shall be the responsibility of the Tenant.

ii. Tenant makes changes to the Plans or requests additional work. Tenant will be notified of the cost and any delays that would result from the change by a change order signed by Tenant before the changes are implemented.  Any delays caused by such changes shall not delay the Commencement Date of the Lease.

iii. Any errors or omissions in the Plans or specifications which require changes. Landlord will notify the Tenant of the required changes, but the cost of such changes and any delay associated with such changes shall be the responsibility of the Tenant, and shall not delay the commencement date of the Lease.

iv. Materials are not readily available, require quick ship charges, or require substitution.

v. The up fit schedule requires Express Review to get permits, which will increase the costs of the permitting process.

c. All work performed in connection with the construction of the Premises shall be performed in a good and workmanlike manner and in accordance with all applicable laws and regulations and with the final approved Plans.

5.      Signage and Keys.  Landlord shall provide the following in accordance with building standards at Tenant’s Expense (which expense may be deducted from the Allowance): (i) door and directory signage; (ii) suite and Building keys or entry cards.

6.      Tenant Improvement Expenses in Excess of the Allowance.  Tenant agrees to pay to Landlord, promptly upon being billed therefore, all costs and expenses in excess of the Allowance incurred in connection with the Tenant Improvements.  If unpaid within thirty (30) days after receipt of invoice, then the outstanding balance shall accrue at the rate of one percent (1%) per month until paid in full.

7.      Repairs and Corrections.  Tenant and Landlord shall select a Contractor who will provide Tenant a one-year warranty from the date of delivery of the Premises, transferable to Tenant, for defective workmanship and materials.  All manufacturers’ and builders’ warranties with respect to the Work shall be issued to or transferred to Tenant, without recourse to the Landlord. Tenant shall repair or correct any defective work or materials installed by Tenant or any contractor other than the Contractor selected by Landlord and Tenant, or any work or materials that prove defective as a result of any act or omission of Tenant or any of its employees, agents, invitees, licensees, subtenants, customers, clients, or guests.

8.      Inspection of Premises; Possession by Tenant.  Prior to taking possession of the Premises, Tenant and Landlord shall inspect the Premises and Tenant shall give Landlord notice of any defects or incomplete work (“Punch list”). Tenant’s possession of the Premises constitutes acknowledgment by Tenant that the Premises are in good condition and that all work and materials provided by Landlord are satisfactory as of such date of occupancy, except as to (i) any defects or incomplete work set forth in the Punch list, (ii) latent defects, and (iii) any equipment that is used seasonally if Tenant takes possession of the Premises during a season when such equipment is not in use.

9.      Access During Construction.  During construction of the Tenant Improvements and with prior approval of Landlord, Tenant shall be permitted reasonable access to the Premises for the purposes of taking measurements, making plans, installing trade fixtures, installation of voice/ data cabling and doing such other work as may be appropriate or desirable to enable Tenant to assume possession of and operate in the Premises; provided, however, that such access does not interfere with or delay construction work on the Premises and does not include moving furniture or similar items into the Premises. Prior to any such entry, Tenant shall comply with all insurance provisions of the Lease. All waiver and indemnity provisions of the Lease shall apply upon Tenant’s entry of the Premises.